Exhibit 10.113
Sabre Global Technologies Limited
No. 1 Church Road
Richmond
Surrey
TW9 2QE
Tel: + 44 (0) 20 8538 8500

December 23, 2021

Roshan Mendis
EVP & Chief Commercial Officer

Dear Roshan,
Sabre Global Technologies Limited (the “Company”) is pleased to offer you localized UK employment on the terms described below, effective from 1 January 2022.
The following particulars are given to you in accordance with the Employment Rights Act 1996 and will constitute your written statement of particulars of employment (as required by the Act) and your contract of employment (the "Contract").
The Contract should be read in conjunction with the Company's policies and procedures available on the Company’s intranet. You are required to familiarise yourself with Company policies and procedures and to comply with the terms found on the Sabre Intranet. The Company reserves the right to amend and replace the Contract and/or any policies and procedures from time to time according to the needs of the business.
Your employment with the Company is conditional on:
a.your acceptance of these terms; and
b.receipt by the Company of documentation confirming your ongoing entitlement to work in the UK (which may be a passport, birth certificate, work permit, National Insurance card or other approved documentation).
if any of the above conditions are not fulfilled to the Company's satisfaction within a reasonable time (and in particular no later than three months after the date of this Contract), this Contract and/or your employment may be terminated (whether or not it has already commenced) without notice or payment in lieu of notice.
1.Position and Duties
You will continue in your full-time position as Executive Vice President and Chief Commercial Officer, and you will report to the Company’s EVP and President – Travel Solutions until January 3, 2022 when you will then report to the Sabre President. Your position and reporting structure may be changed from time to time, subject to any applicable terms of Sabre Corporation’s Executive Severance Plan (the “Executive Severance Plan”).
In performance of your duties, you shall:
a.    exercise such powers and perform such duties in relation to the business of the Company or of any Group Company as may from time to time be vested in or assigned to you by your manager or the Board;

b.    well and faithfully serve the Company and any relevant Group Companies to the best of your ability and carry out your duties in a proper and efficient manner and use your best endeavours to promote and maintain their interests and reputation;
c.    if so requested by the Board or the management of Sabre Corporation (“Sabre”), remain or become a director of the Company or any Group Company and remain in such capacity without any additional remuneration;
d.    devote the whole of your working time, skill, ability and attention to the business of the Company;
e.    in all respects conform to and comply with lawful directions given and made by or on behalf of the Board;
f.    report your own wrong doing and any wrong doing or suspected wrong doing of any employee or director or officer of the Company or any Group Company to the Board, immediately upon becoming aware of it;
g.    if so required by the Board or the management of Sabre, perform your duties hereunder jointly with such other person or persons as the Board or management may from time to time reasonably require;
h.    promptly disclose forthwith to your manager or the Board any and all information you have or acquire which relates or may relate to the business or any potential business of the Group, save that this obligation shall not apply to information supplied to you under an obligation of confidentiality where it would be a breach of that obligation to disclose the information hereunder;
i.    not while employed by the Company under the terms of this Contract (whether during or outside working hours, and whether alone, on behalf of, or in association with any other person) without the written prior consent of your manager, be directly or indirectly engaged, concerned or interested in any capacity in any other business, trade, profession or occupation other than the business of the Company or any Group Company in accordance with the terms of this Contract, provided that nothing in this Contract shall prohibit you from being:
    (i)    the holder of not more than five per cent. of any class of stock, shares or debentures or other securities in any company whether or not it is listed and/or dealt in any recognised investment exchange; or
    (ii)    interested as shareholder or director only in such companies as the Board from time to time agrees in writing, such agreement not to be unreasonably withheld or withdrawn so long as none of such of your interests shall prejudice the business interests of the Company or of any Group Company and for so long as you continue to comply with the provisions of this clause 1.
j.    not while employed by the Company under the terms of this Contract (except with the prior written consent of your manager) introduce to any other person firm or company business of any kind which could appropriately be dealt with by the Company or any Group Company, nor shall you have any financial interest in or derive any financial benefit from any contracts made by the Company or any Group Company with any third party.

2.Compensation
a.Base Salary
You will be initially paid a salary of £432,000 per year, payable on the Company’s regular payroll dates, which are monthly, in arrears. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation, but the Company is under no obligation to increase your pay on review.
b.Executive Incentive Program
You will be eligible to participate in Sabre’s Executive Incentive Program available on the Company’s Intranet, with an initial target bonus of 85% of Base Salary subject to satisfactory achievement (in the Company’s sole determination) of pre-established performance goals as approved annually by the Board and satisfactory conduct (the “EIP Bonus”).
The payment and amount of any payment of an EIP Bonus is at Board’s absolute discretion. A payment at any particular time or at any particular level will not create any entitlement to or expectation of any future payment or the amount of any future payment. You will not be entitled to receive any EIP Bonus or any other bonus payment if you are not employed or are under notice to terminate employment from either party or are under any disciplinary proceedings or warning, in any case at the date that payment would otherwise ordinarily be made.
c.Withholding and Deductions
All forms of compensation referred to in this letter or otherwise paid to you in relation to your employment by the Company are subject to applicable withholding and payroll taxes and are non-pensionable. In addition, the Company may deduct from your compensation or other payments due to you any money that you owe to the Company.

3.Start Date
Your employment with the Company under the terms of this Contract will commence on 1 January 2022 (the “Start Date”). Your date of continuous employment is 2 June 1997.
4.Place of and Hours of Work
Your normal place of work will be at the Company’s offices located in Richmond but you may be required to work and travel to such places as may be requested from time to time by the Company (whether inside or outside the United Kingdom).
You are contracted to work a minimum of 37.5 hours per week. The core office hours are Monday to Friday 9.00 am – 5.30 pm and you are entitled to one hour lunch break each day. In certain circumstances it may be necessary to adjust, change or exceed the hours in order to ensure that your duties under the terms of your employment are properly performed in accordance with the needs of the business. You shall not be entitled to receive any additional remuneration for work outside your normal hours unless otherwise agreed with the Company. For the purposes of the Working Time Regulations 1998, (i)

you agree whenever necessary to work longer than 48 hours a week on average and to give three months' notice of any revocation of such agreement and (ii) in light of your position with the Company, you acknowledge and agree with the Company that you are a managing executive with autonomous decision making powers.
5.Employee Benefits
During your employment you will be entitled:
a.to participate in such private medical scheme as the Company may operate for employees of your status from time to time;
b.to death in service benefit valued at 4 times your basic annual salary;
c.to participate in such group income protection scheme as the Company may operate for employees of your status from time to time;
subject always to acceptance by underwriters, any applicable rules and conditions, eligibility criteria and subject to the Company's absolute right to substitute, replace, terminate or amend any such schemes and their terms. The Company shall not have any liability to pay any benefit (or compensation in lieu) to you (or any family member) if the insurer refuses for whatever reason to pay or provide or to continue to pay or to provide such benefit and shall not be required to take any legal action or other steps to require the insurer to pay or provide that benefit. If you are in receipt of benefits under the Company’s permanent health insurance scheme, you agree that the Company will be entitled to appoint a successor to you to perform all or any of your duties under the terms of this agreement and your duties will be amended accordingly. You further agree to resign as a director of the Company and/or any Group Company on request in that event.
6.Pensions
The Company will comply with its obligations as employer under the employee pension auto-enrolment requirements detailed in Part 1 Pensions Act 2008. The policy is contained on the Company’s intranet. Terms and conditions may change as required by law.
7.Holidays
In addition to the UK statutory holidays, which are New Year’s Day, Good Friday, Easter Monday, Spring Bank Holiday, May Day, Late Summer Bank Holiday, Christmas Day and Boxing Day, you will be entitled to 25 working days' holiday in each holiday year, which shall accrue on a monthly basis. The holiday year runs from 1st January to 31st December.
You are required to take your annual holiday entitlement prior to the end of each calendar year however you are able to carry over a maximum of 5 days’ holiday to 31st March in the following year subject to approval from your manager. You will not be reimbursed for any unused outstanding holiday entitlement.

On termination of your employment, if you have taken more or less than your pro-rated annual holiday entitlement up to the termination date, an appropriate adjustment shall be made to any payment of salary or benefits from the Company to you. For these purposes, a day's salary will be calculated at the rate of 1/260 of your annual salary.
The Company reserves the right to require you to take any outstanding holiday during your notice period.
8.Sickness
In the case of absence from work due to sickness, injury, or other incapacity, you or someone on your behalf must notify your manager on as soon as possible but no later than 9:00 AM on the first day of absence, stating the cause of the absence and its likely duration. After the first day of absence you should keep the Company updated on a regular basis with your progress. In cases of absence of up to six days you should submit a self-certification form to the Company and in the case of an absence lasting seven days or more (including weekends) you will be required to produce a doctor's certificate for your absence and for each subsequent period of seven days thereafter.
Subject to your compliance in full with the Company's sick leave policy, which can be found on the Company's intranet and the relevant statutory requirements, the Company will pay you during periods of sickness absence as detailed below. This entitlement is based upon your length of service on the first day of absence. Any payment of sick pay shall be deemed to be inclusive of any entitlement to statutory sick pay. The Company reserves the right to require you to attend a medical examination conducted by a doctor nominated by the Company and you will authorise such doctor to disclose and discuss with the Company the results of the examination and any matters arising from it. Certain reasons for sickness absence may cause you to be ineligible for Company sick pay. Please see the Company's intranet for more details. The payment of any kind of sick pay shall not affect the Company's power to terminate your employment.

Employee length of service	Sickness pay entitlement (inclusive of Statutory Sick Pay, or “SSP”) in a consecutive 12 month period
Up to 3 months	SSP only if eligible
From 3 – 6 months	Basic salary for 30 working days and, subject to eligibility, SSP thereafter
From 6 – 9 months	Basic salary for 35 working days and, subject to eligibility, SSP thereafter
From 9 – 24 months	Basic salary for 40 working days and, subject to eligibility, SSP thereafter
From 24 – 36 months	Basic salary for 65 working days and, subject to eligibility, SSP thereafter
Over 36 months	Basic salary for 130 working days and, subject to eligibility, SSP thereafter

9.Intellectual Property and Confidentiality Agreement
Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Intellectual Property and Confidentiality Agreement (see attachment A).
You agree that any invention made by you in the course of employment or originated by you using equipment or facilities owned by the Company shall belong to the Company.
10.Termination
The Compensation Committee of the Board has designated you as a Level 2 Employee under the Executive Severance Plan, which provides you with certain severance benefits in the event of your termination by the Company other than for Cause or your resignation for Good Reason (as defined in the Executive Severance Plan), and which otherwise addresses the treatment of your termination of employment.
You are required to give the notice provided for by the Executive Severance Plan if you resign for Good Reason (as defined in the Executive Severance Plan) and to give six (6) months’ prior written notice if you choose to resign for reasons other than for a Good Reason as defined in the Executive Severance Plan.

You agree that any payments detailed in the Executive Severance Plan will be reduced by all salary, benefits, and bonus, if any, provided during any notice period and that any payments made pursuant to the Executive Severance Plan will be subject to prior receipt of a settlement agreement in a form provided to you by Sabre.
11.Garden Leave
The Company may alternatively place you on “garden leave” during any period of notice of termination or resignation of your employment. While on garden leave, the Company may: (a) require you to carry out different duties from your normal duties; (b) require you not to attend at work; (c) require you to cease carrying out your duties altogether and/or cease having any business dealings with the Company’s employees, consultants, suppliers, customers and prospective customers; and/or (d) exclude you from any premises and/or systems of the Company or any Group Company. During such period, you will continue to receive your salary and all contractual benefits provided by your employment save that you will not be entitled to receive any bonus payment, any EIP payment and/or any Sales Incentive Plan payments (to the extent applicable) save in relation to those earned up to the start of garden leave, and you must continue to comply with the terms of your employment and of this Agreement and in particular clause 12 below. If the Company does place you on garden leave, the period for which it does so will be deducted from the periods of post termination restrictions set out in the attached Intellectual Property and Confidentiality Agreement.
12.General Obligations and Outside Activities
As an employee, you will be expected to adhere to Sabre’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with Sabre’s policies and procedures. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company or Sabre, in preparing to compete with the Company or Sabre or in hiring any employees or consultants of the Company or Sabre.
13.Data Privacy and Monitoring
The Company is the data controller responsible for protecting your personal data.
The Company will collect your personal data prior to and during the course of your employment with the Company, when you submit it to the Company or when the Company collects it from third parties, for example in the case of references provided by your previous employer.
The Company Data Protection Policy sets out the categories of your personal data the Company will hold, the basis for holding it and how the Company will use that personal data.
Your personal data may be transferred to other countries including those outside the European Economic Area, in which companies within the same group as the Company maintain facilities.
In accordance with the law, you have the following rights in respect of the personal data that the Company holds:

a.Right of access. The right to obtain access to your personal data;
b.Right to rectification. The right to obtain rectification of your personal data without undue delay where that personal data is inaccurate or incomplete;
c.Right to erasure. The right to obtain the erasure of your personal data without undue delay in certain circumstances, such as where the personal data is no longer necessary in relation to the purposes for which it was collected or processed; and
d.Right to restriction. The right to obtain the restriction of the processing undertaken by the Company on your personal data in certain circumstances, such as where the accuracy of the personal data is contested by you, for a period enabling the Company to verify the accuracy of that personal data.
You should direct any questions about how the Company processes your personal data to the Privacy Office. You have the right to lodge a complaint to the Information Commissioner’s Office.
14.Miscellaneous
a.Collective Agreements. There are no collective agreements which affect the terms and conditions of your employment.
b.Disciplinary and Grievance Procedures. The Company's disciplinary and grievance procedure (which may be updated from time to time) is set out on the Company's intranet. The procedure is non-contractual.
c.Resignation of offices. You undertake immediately upon the earlier of termination of your employment or notice of termination being served by either party in accordance with this Contract give written notice resigning forthwith as a director or trustee or from any other office you may hold from time to time with the Company and/or any Group Company or arising from your engagement by the Company and/or any Group Company without any further compensation. To that end, you hereby irrevocably and by way of security appoint the Company and each Group Company now or in the future existing to be your attorney and in your name and on your behalf and as your act and deed to sign, execute and do all acts, things and documents which you are obliged to execute and do under the provisions of this Contact (and in particular, but without limitation, this clause 14) and you hereby agree forthwith on the request of the Company to ratify and confirm all such acts, things and documents signed, executed or done in pursuance of this power.
d.Board. The term “Board” in this Agreement refers to the Board of Directors of Sabre Corporation or any committee or sub-committee thereof.
e.Group Company. The term “Group Company” in this Agreement means any undertaking which is a parent undertaking of the Company or a subsidiary undertaking of the Company or of any such parent undertaking (as such expressions are defined in sections 1159, 1161 and 1162 of the Companies Act 2006) and the term “Group” refers to the Company and all and any Group Companies.

f.Communications. The Company may deliver any documents related to your employment and request your consent to such documents by electronic means. You hereby consent to receive such documents by electronic delivery and, if applicable, to execute such documents via electronic signatures, click-through acceptance of terms, or other online system as may be established and maintained by the Company.
g.Claims on Termination. You shall have no claim against the Company or any Group Company in respect of the termination of your employment hereunder in relation to any provision in any articles of association, agreement, scheme, plan or arrangement which has the effect of requiring you to sell, transfer or give up any shares, securities, options or rights at any price or which causes any options or other rights granted to you to become prematurely exercisable or to lapse by reason of your termination or because you have given or received notice of termination.
h.Severability. The provisions of this Agreement are severable, and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, it shall nevertheless be enforced to the fullest extent allowed by law, and the remaining provisions shall not be affected.
i.Governing Law and Forum. This Agreement will be governed by the laws of England and Wales, without giving effect to any conflict of laws principles, and any dispute that cannot be resolved by the parties shall be submitted to the exclusive jurisdiction of the courts of England and Wales.
j.Entire Agreement. This Agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company and/or Sabre Corporation and/or any other Sabre Group Company regarding your employment and the matters described in this letter.
[signature page follows]

If you wish to accept this offer, please execute as your DEED (before a witness) both the enclosed duplicate original of this letter and the enclosed Intellectual Property and Confidentiality Agreement and return them to me.
IN WITNESS of the terms of this Contract, a duly authorised representative of the Company has signed this Contract and the Executive has executed this Contract as his Deed on the date detailed under his signature.

Very truly yours,
Sabre Global Technologies Limited
By: /s/ Monika Kaczmarek
(signature)
Name: Monica Kaczmarek
Title: Senior Principal – People Team

Executed as a deed by Roshan Mendis and delivered on the date marked below.
Signed:	/s/ Roshan Mendis
Date:	12/26/21

in the presence of:
/s/ Andreia Brennan
(witness signature)
Witness name (print):	Andreia Brennan
Witness address (print):	[The address has been deleted]

Witness occupation (print):	Senior Assistant

Attachment A: Intellectual Property and Confidentiality Agreement

Attachment A
Intellectual Property and Confidentiality Agreement
(see attached)

Sabre Global Technologies Limited
Effective Date: 1st January 2022

Employee Intellectual Property and Confidentiality Agreement
As an employee of Sabre Global Technologies Limited (the “Company”), or in the future, of the Group Company,1 ’I acknowledge that I will have access to and use of Confidential and Proprietary Information, and will receive specialized training from the Company. In consideration of these, other benefits, and my employment by the Company I together with the Company (collectively, the “Parties”), agree as follows:
A.Relationship
This Agreement will apply to my employment relationship with the Company. Any such employment or consulting relationship between the Company and me, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the “Relationship.” If I was previously or in the future am employed or hired as a consultant by any Group Company, to the extent a separate Intellectual Property and Confidentiality Agreement was or is not entered into in relation to such employment or engagement, “Relationship” shall also refer to any such employment or engagement, as applicable, and “Company” shall also refer to such Group Company employer or hiring entity, and “Effective Date” shall also include such period of the Relationship.
B.Company Authorization
Upon the Effective Date of this Agreement, the Company will do one or more of the following: (i) provide me with authorization to access and use some of the Group Company’s Confidential and Proprietary Information, by, for example, furnishing me with a computer password; and/or (ii) provide me with authorization to develop and use the goodwill of the Group Company by, for example, providing me with authorization to represent the Group Company in communications with customers and prospective customers, providing me with authorization to receive reimbursement for customer relations related expenses in accordance with Group Company policy limits, and/or assisting me in facilitating my contact with customers and prospective customers. This paragraph (B) is not dependent on continued employment, but is dependent upon, and provided in exchange for, my full compliance with the restrictions below.
Section I
Employee Confidentiality
1.I agree that, during and after the Relationship, I will (a) hold all Confidential and Proprietary Information in the strictest confidence, whether specifically marked as confidential or not, and use all reasonable precautions to ensure that it is properly protected and kept from unauthorized persons, and (b) Not disclose it or any part of it, except as, and only to the extent necessary to carry out my responsibilities as an employee of the Company, subject to a valid non-disclosure agreement or with the prior written consent of a duly authorized attorney of the Company other than me. I further agree not to make copies of such Confidential and Proprietary Information except in the ordinary course of my duties or as authorized by the Company.
2.I agree that, during and after the Relationship, I will not use any Confidential and Proprietary Information for my own benefit or the benefit of any third party. I will perform for the Company such duties as may be designated by the Company from time to time or that are otherwise within the scope of the Relationship and not contrary to instructions from the Company. During the Relationship, I will devote my entire best business efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.
3.I agree that during the Relationship I will maintain records on current and prospective Group Company customers, suppliers and other business relationships that I develop or help to develop, and I acknowledge that such records are Confidential and Proprietary Information.
4.I agree that during the Relationship I will use the goodwill and contacts developed with the Group Company’s customers and suppliers for the exclusive benefit of the Group Company.
5.I agree that during the Relationship I will not use or disclose to the Group Company any confidential or proprietary information or trade secrets belonging to my former employers or other third parties. I will not bring onto the premises of the Group Company any documents, materials, or any other property belonging to my former employers or other third parties to which I owe an obligation of confidentiality.
6.I acknowledge and agree that I have no expectation of privacy with respect to the Group Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Group Company’s premises and owned by the Group Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Group Company personnel at any time with or without notice. I agree that upon termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) as its sole property all materials and other things containing or relating to Confidential and Proprietary Information and all personal property furnished to or prepared by me in course of, or incident to, the Relationship or otherwise belonging to the Group Company.
7.I represent and warrant that I am under no obligation (such as a non-competition agreement) to a former employer or any other party affecting my ability: (a) to perform the terms of this Agreement; (b) to be employed by the Company; or (c) to otherwise perform services for the Company. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third
1 Capitalized terms used in this Agreement and not otherwise defined in the text shall have the meanings assigned to such terms in General Provisions (F) below.

Sabre UK Confidentiality Agreement
Version: 2.0 2021

party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship. I will not disclose to the Group Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Group Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I agree not to bring any such information or materials onto the Company’s property or place of business. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.
8.My agreements in this Section I are intended to be for the benefit of the Group Company and any third party that has entrusted information or physical material to the Group Company in confidence.
9.This Agreement is intended to supplement, and not to supersede, any rights the Group Company may have in law or equity with respect to the protection of trade secrets or proprietary information.
10.I acknowledge that nothing in this Agreement prohibits or restricts me from initiating communications directly with, responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission (“SEC”), Department of Justice (“DOJ”), or any other governmental agency or self-regulatory organization, about actual or potential violations of laws or regulations and nothing in this Agreement prohibits me from making a protected disclosure within the meaning of Part IV of the Employment Rights Act 1996.
Creations and Proprietary Rights
11.I agree and acknowledge that all right, title and interest throughout the world with respect to all Creations and any and all related Proprietary Rights (including all Rights to Use) shall solely vest in, inure to the sole benefit of, and be the sole property of, the Company (or its designee) without any limitation. I agree and acknowledge that all Creations and works produced in the service of the Company within the scope of the Relationship and are compensated by my salary. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Creations. Any assignment of Creations includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
1.If, notwithstanding the foregoing, I retain any right, title or interest with respect to any Creations or any related Proprietary Rights, I hereby assign, transfer and convey, and agree to assign, transfer and convey, to the Company, without any limitations or any additional remuneration, all such right, title and interest. The rights assigned, transferred and conveyed hereunder shall include, without limitation, all Rights to Use.
2.If, notwithstanding the foregoing, I retain any right, title or interest with respect to any Creations or any related Proprietary Rights, or to the extent any of the rights, title and interest in and to any Creations or any related Proprietary Rights cannot be assigned by me to the Company, I hereby grant, and agree to grant, to the Company, without any limitations or any additional remuneration, the worldwide, exclusive, perpetual, irrevocable, royalty-free, transferable, freely sublicense able (through multiple tiers of sublicenses), right and license under all my right, title and interest with respect to such Creations, any other Technology that is the subject of, embodies or uses, or is made using, any Proprietary Rights relating to such Creations, and any and all related Proprietary Rights, including all Rights to Use.
3.If in the course of the Relationship, I use or incorporate into a product, process or machine any Creation not covered by Section I of this Agreement in which I have an interest, I will promptly so inform the Company in writing. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Creation and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Creation under all applicable intellectual property laws without restriction of any kind. I understand and agree that it is my responsibility, and solely my responsibility, to ensure that any such Creations that I incorporate into a Group Company product, process and/or machine can indeed be incorporated therein, that such incorporation does not violate any commitments made by me to any third parties, and that any rights stipulated in this provision to be granted to Group Company can indeed be granted to Group Company, notwithstanding any other joint owners of such Creations. I also understand and agree that I shall indemnify Group Company against any costs or damages, etc. that may arise if I do not ascertain such rights to be granted or otherwise fail to meet my obligations under this provision.
4.I will maintain adequate and current written records of all Creations, and the creation, making, conception, invention, discovery, development, reduction to practice or suggestion thereof. The records will be in the form of notes, sketches, drawings and/or any other format specified by the Company. Such records will be available to, and remain the sole property of, the Company. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship. I hereby authorize the Company to publish the Creations and any other Technology that is the subject of, embodies or uses, or is made using, any Proprietary Rights relating to the Creations, in the Company’s sole discretion with or without attributing any of the foregoing to me or identifying me in connection therewith and regardless of the effect on such Creations and such other Technology or my relationship thereto.

Sabre UK Confidentiality Agreement
Version: 2.0 2021

5.If at any time, including after termination of the Relationship, the Company requests my signature or other cooperation regarding any Creations, I will fully cooperate with the Company. I will provide assistance at the request of the Company to obtain, establish, perfect, maintain, evidence, enforce or otherwise protect any of the rights, title and interests assigned, transferred, conveyed, or licensed (or intended to be assigned, transferred, conveyed, or licensed) to the Company or its designee under this Agreement, or otherwise carry out the intent and accomplish the purposes of this Agreement. Such cooperation and assistance shall include, without limitation, any execution of an assignment, transfer, conveyance, license or waiver of, or any covenant not to institute, support, maintain or permit any action or assert any, rights, and cooperation and assistance in any proceedings before any government authorities or other legal proceedings, including being named a party for purposes thereof. Without limiting the generality of the foregoing, to the extent permitted by applicable law, I hereby appoint the Company as my attorney-in-fact (which appointment is coupled with an interest), with full power of substitution and delegation, with the right (but not the obligation) to perform any such acts and to execute, acknowledge and deliver any such documents on my behalf, provided that the Company shall not exercise such right unless I fail to perform such act or execute, acknowledge or deliver such document within five (5) business days after the Company’s written request therefor. I will not independently file or prosecute any patent or copyright application relating to any Creation unless I have the prior written consent of an attorney of the Company.
6.I represent and warrant that I have identified on Schedule A of this Agreement any and all Technology and all related Proprietary Rights conceived, developed, created, made, or reduced to practice by me, either alone or with others, prior to my Relationship with the Company, that relate to the business in which the Group Company is, has been, or reasonably can be expected to become, involved and that I claim to own or in which I claim to have an interest or right. I do not and will not claim that prior to the Relationship I owned any right, title or interest in or to any Technology or any related Proprietary Rights that relates to the business in which the Group Company is, has been, or reasonably can be expected to become, involved, not specifically listed on Schedule A of this Agreement. To the extent such Technology does exist and is not listed on Schedule A, I hereby forever waive any and all rights or claims of ownership to such Technology and related Proprietary Rights. I understand that my listing of any Technology on Schedule A does not constitute an acknowledgement by the Company of the existence or extent of such Technology, nor of my ownership of such Technology. I further understand that I must receive the formal approval of the Company before commencing my Relationship with the Company.
7.Despite the foregoing provisions of this Section I, if I believe that I am entitled to ownership of any Creation and/or Proprietary Rights related thereto, conceived, developed, created, made or reduced to practice by me, either alone or with others, during my Relationship with the Company, I will promptly notify an attorney of the Company in writing. The Company will consider my position, but the Company will have no obligation to give me any ownership of or benefit from any Creation and/or Proprietary Rights related thereto.
Section II
Protective Covenants
I agree that the covenants below are reasonable and necessary agreements for the protection of legitimate business interests of the Group Company covered in the fully enforceable, ancillary agreements of the Parties, including but not limited to those set forth in Section I above. I agree that I will not in any proceeding, deny the reasonableness of, or assert the unreasonableness of any portion of the covenants below. I acknowledge that complying with the covenants below will not preclude me from engaging in a lawful profession, trade or business, or from becoming gainfully employed. I further acknowledge that the covenants below are separate and distinct obligations under this Agreement and that the failure or alleged failure of the Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of the covenants below.
A.Competing Business/Covered Customer
As used herein, “Competing Business” means any person, corporation, partnership, limited liability company or other entity that engages in activities so similar in nature or purpose to those of the Group Company business unit(s) or subsidiary(ies) for which I worked or serviced within the last (twelve) 12 months of my Relationship with the Company, such that they could displace business opportunities, customers or suppliers of such business unit(s) or subsidiary(ies). “Covered Customer” means those entities and/or persons (customers or suppliers) that have a continuing business relationship or prospective business relationship with the Group Company and that did business with the Group Company within the last twenty-four (24) months I was with the Company and that I either: (a) received or handled Confidential and Proprietary Information about; (b) had contact with; or (c) supervised others who had contact with.
B.Restriction on Interfering with Employee Relationships.
I agree that during my Relationship with the Company, and for a period of 3 months following the termination of my Relationship with the Company, I will not, either directly or indirectly, participate in hiring or attempting to hire away a Group Company employee or contractor, or solicit, induce, recruit or encourage any employees or contractors of the Group Company to terminate their relationship with the Group Company, without prior written consent of a Company attorney.
C.Restriction on Interfering with Customer and Supplier Relationships.
I agree that during the Relationship with the Company, and for a period of six (6) months following the termination of my Relationship with the Company, I will not, directly or indirectly, encourage or induce any Covered Customer to stop or reduce business done with the Group Company, or call on, service, or solicit a Covered Customer on behalf of a Competing Business, without prior written consent of a Company attorney. The Parties stipulate that this restriction is inherently limited to a reasonable geography because it is limited to the places or locations where the Covered Customer is located at the time.

D.Restriction on Unfair Competition.

Sabre UK Confidentiality Agreement
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I agree that during my Relationship with the Company, and for a period of six (6) months following the termination of my Relationship with the Company, I will not work for or assist a Competing Business in any capacity (as employee, consultant, contractor, officer, director, investor, agent, or otherwise) which is or is about to be engaged in any business activity that would involve: (i) the same or substantially similar functions or responsibilities to those I performed for the Company; or (ii) supervision over the same or substantially similar functions or responsibilities. These restrictions do not prohibit ownership of securities in widely held corporations that are quoted and sold on the open market. The Parties stipulate that the foregoing is enforceable, reasonable, and necessary to protect the Group Company’s legitimate business interests such as goodwill, trade secrets and confidential information. Further, I agree that during my Relationship with the Company, and for a period of twelve months following the termination of my Relationship with the Company, I shall not, in relation to any trade, business or company other than that of the Group Company, use any name in such a way as to be capable of or likely to be confused with the name of the Group Company without first obtaining written consent of the Company.
E.Notice to Third Parties and Survival of Restrictions.
I agree that during the periods of time during which I am restricted in taking certain actions by the terms of this Agreement (the “Restriction Period”), I shall inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor, or otherwise) of my contractual obligations under this Agreement. I also understand and agree that the Company may, with or without prior notice to me and during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement. I further agree that, upon written request by the Company, I will respond to the Company in writing regarding the status of my employment/engagement or proposed employment/engagement with any party during the Restriction Period. Each restriction set forth in this Section II shall survive the termination of my Relationship with the Company. If I fail to comply with the timed restrictions in this Agreement, the restrictive time periods provided for will be extended by one day for each day I am found to have failed to have complied up to a maximum of twenty-four (24) months.
F.Early Resolution Conference.
During my Relationship with the Company, and for a six (6) month period thereafter, I agree to: (i) give the Company written notice at least fifteen (15) business days prior to commencing work for a Competing Business; (ii) provide the Company with sufficient information about my new position for the Company to determine whether such position would be likely to lead to a violation of this Agreement; and (iii) participate in an early resolution conference or mediation in a good faith effort to resolve any disputes between the Parties within fifteen (15) business days of providing the Company the required notice.
General Provisions
A.Assignment and Severability
I acknowledge and agree that my obligations hereunder are personal, and that I shall have no right to assign, transfer or delegate and shall not assign, transfer or delegate or purport to assign, transfer or delegate this Agreement or any of my rights or obligations hereunder. This Agreement shall bind my heirs, executors, administrators, legal representatives and assigns and shall remain in effect in the event I am transferred to any affiliate of the Company. This Agreement shall be deemed assigned to such affiliate as of my first day of the Relationship with such affiliate. This Agreement shall remain in effect for the benefit of any successor or assign of the business of the Company, and shall inure to the benefit of such successor or assign.
If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect. I further acknowledge and agree that the restrictions contained in Section II are considered by the Company and me to be reasonable in all circumstances. However, should a court of competent jurisdiction determine that the scope of the covenants contained in Section II exceeds the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.
B.Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of England and Wales without giving effect to the principles of conflict of laws, and any dispute that cannot be resolved by the parties shall be submitted to the exclusive jurisdiction of the courts of England and Wales.
C.Entire Agreement and Waiver.
This Agreement, including Schedule A, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous correspondence, negotiations, agreements and understandings among the Parties, both oral and written, regarding such subject matter. I acknowledge that the Company has not made, and that I have not relied upon, any representations or warranties concerning the subject matter of this Agreement other than those expressly set forth herein, if any. This Agreement may be amended only by written agreement signed by a duly authorized attorney of the Company other than me. The waiver of any rights under this Agreement in any particular instance, or the failure to enforce any provision of this Agreement in any particular instance, shall not constitute a waiver or relinquishment of the right to enforce such provision or enforce this Agreement generally.
D.Duty to Read.
I acknowledge that I have read and I understand this Agreement. I further agree that the Company would not have allowed me access to and use of Confidential and Proprietary Information, would not have provided me with the authority to develop and use goodwill of the Group Company and would not have provided me with specialized training without my acceptance of this Agreement.
E.Advice of Counsel.
I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND

Sabre UK Confidentiality Agreement
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PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
F.Definitions.
“Confidential and Proprietary Information” means all information and physical material of business or competitive value to the Group Company that is not generally known to the public and that is disclosed to or received by me (directly or indirectly and whether in writing, electronically, orally or by observation), or invented, conceived, developed, created, made, or reduced to practice by me, in the course of my Relationship with the Company, including but not limited to Technology, architecture, analyses, business plans, collections and compilations of information, computer programs, concepts, creations, current and/or prospective customer, supplier or other business relationship lists, records or other information, data, designs, devices, discoveries, documentation, drawings, employee salaries and other information, financial and sales information, flow charts, forecasts, formulae, hardware and hardware configurations, ideas, improvements, know-how, manuals, methods, notes, operating procedures, patterns, processes, projections, protocols, records, screen displays, software, specifications, studies, strategies, structures, surveys, system designs, techniques, tolerances, and all information obtained by the Group Company with a duty of confidentiality to third parties but excluding any information which would otherwise have been Confidential and Proprietary Information but which comes into the public domain otherwise than through any unauthorized disclosure by me or any third party.
“Creations” means any and all Technology that (i) is created, made, conceived, invented, discovered, developed, reduced to practice or suggested by me, alone or together with others, at any time during my Relationship with the Company or, whether during or within a reasonable time after my Relationship with the Company, otherwise in connection with my activities as an employee of, or based upon any Confidential and Proprietary Information or Proprietary Rights of, the Group Company, and (ii) relates in any manner to the actual or reasonably anticipated business, research, development or other activities of the Group Company, or were created, made, conceived, invented, discovered, developed, reduced to practice or suggested using the Group Company’s equipment, supplies, facilities, or Confidential and Proprietary Information. Creations shall not include Technology expressly set forth on Schedule A.
“Group Company” means Sabre GLBL Inc., its predecessors, successors, assigns, and any of its parents, subsidiaries, affiliates, divisions, related or joint venture companies, or other companies or organizations controlled by, controlling, or under common control with it.
“Proprietary Rights” means, throughout the world, any and all (i) copyrights, database rights and all other rights associated with works of authorship (including computer programs), creations or performances, whether published or unpublished, (ii) rights with respect to trade secrets and know- how, (iii) patents and related rights, inventor’s certificates, design rights, industrial design rights, utility model rights, (iv) trademark, service mark and trade dress rights and other rights relating to source or indicia of origin, and (v) any and all other intellectual property, industrial property, and other proprietary rights, together with (a) all rights related to any of the foregoing, including, without limitation, rights with respect to applications and filings for any of the foregoing, rights with respect to registrations or renewals of any of the foregoing, and rights to apply for, file, register, establish, maintain, extend or renew any of the foregoing, (b) all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued, including, without limitation, the right to enforce and protect any of the foregoing, including to bring legal actions against any party for all past, present and future infringements, misappropriations or other violations of or relating to any of the foregoing and to settle, and collect and retain the proceeds from, any such actions, and (c) all rights to transfer and grant licenses, sublicenses (through multiple tiers of sublicensees) and other rights with respect to any and all of the foregoing in Group Company’s sole discretion.
“Rights to Use” means (i) all rights to publish, copy, reproduce, adapt, modify, translate, prepare derivatives based upon, distribute, rent, lease, lend, transmit, broadcast, publicly perform, publicly display, otherwise communicate or make available to the public, record, store on any medium, make, use, sell, offer for sale, have sold, import, have imported, practice any method in connection with and otherwise use or exploit for any purpose, throughout the world, by any and all means and in any form or medium whatsoever, the Creations and any other Technology that is the subject of, embodies or uses, or is made using, any Proprietary Rights relating to the Creations and any improvements thereof, and (ii) all rights to transfer and grant licenses, sublicenses (through multiple tiers of sublicensees), and other rights with respect to any and all of the foregoing rights, and to authorize any third party to exercise any of the foregoing rights, in the Group Company’s sole discretion.
“Technology” means all materials, information (technical and non-technical), ideas (whether or not protectable under trade secret laws) and other subject matter, including, without limitation, works of authorship and other creations; information fixed in any tangible medium of expression (whether or not protectable under copyright laws); inventions (whether or not protectable under patent laws), invention disclosures, discoveries, developments and patent applications; know-how and trade secrets; plans, designs and concepts; new or useful art; artwork, drawings, designs, diagrams, sketches and schematics; writings, reports, white papers, notebooks, memoranda and other information; marketing requirements documents; specifications, formulas, structures and other technical or engineering information; prototypes, models, systems, compositions, hardware, tools, equipment, apparatuses, instruments and other devices, products and technology; processes, methods, techniques, procedures and work in process; computer programs (in source code, object code or any other format), applications, algorithms, protocols, data and databases, programmable logic and documentation; and any copies, extracts, portions, derivatives, improvements and enhancements thereof and modifications thereto.
IN WITNESS whereof a duly authorised representative of the Company has signed this as an Agreement and I have executed this Agreement as my Deed on the date of the Effective Date.

Sabre UK Confidentiality Agreement
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Signed on behalf of Sabre
Global Technologies Limited by:

Name:	Monica Kaczmarek	/s/ Monica Kaczmarek
Dated:	12/24/2021
Address:	[The address has been deleted]

Signed by Employee:	/s/ Roshan Mendis
Name:	Roshan Mendis
Dated:	12/26/2021

SIGNED AND DELIVERED by
Roshan Mendis AS his DEED
in the presence of:	Andreia Brennan

Witness signature:	/s/ Andreia Brennan

Name (print):	Andreia Brennan

Address:	[The address has been deleted]

Occupation:	Senior Assistant

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    SCHEDULE A

List of prior Technology and related Proprietary Rights

Title	Date	Identifying Number or Brief Description

Sabre UK Confidentiality Agreement
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